Exhibit 99 (a)


Consolidated Financial Statements


                            DUKE ENERGY CORPORATION


                       Consolidated Statements of Income



                                                                                         Years Ended December 31,
                                                                                   -------------------------------------
                                                                                        1998         1997        1996
                                                                                   ------------- ------------ ----------
                                                                                   In millions, except per share amounts
Operating Revenues
  Sales, trading and marketing of natural gas and petroleum products
   (Notes 1 and 4) ...............................................................   $ 7,854       $  8,151    $ 5,848
  Transportation and storage of natural gas (Notes 1 and 4) ......................     1,450          1,504      1,523
  Generation, transmission and distribution of electricity (Notes 1 and 4) .......     4,586          4,334      4,436
  Trading and marketing of electricity (Notes 1 and 4) ...........................     2,788          1,665         78
  Other (Note 8) .................................................................       932            655        417
                                                                                      -------      --------    -------
    Total operating revenues .....................................................    17,610         16,309     12,302
                                                                                      -------      --------    -------
Operating Expenses
  Natural gas and petroleum products purchased (Note 1) ..........................     7,497          7,705      5,414
  Fuel used in electric generation (Notes 1 and 11) ..............................       767            743        758
  Net interchange and purchased power (Notes 1, 4 and 5) .........................     2,916          1,960        457
  Other operation and maintenance (Notes 4, 11 and 14) ...........................     2,738          2,721      2,383
  Depreciation and amortization (Notes 1 and 5) ..................................       909            841        789
  Property and other taxes .......................................................       350            369        342
                                                                                      -------      --------    -------
    Total operating expenses .....................................................    15,177         14,339     10,143
                                                                                      -------      --------    -------
Operating Income .................................................................     2,433          1,970      2,159
                                                                                      -------      --------    -------
Other Income and Expenses
  Deferred returns and allowance for funds used during construction (Note 1) .....        88            109        105
  Other, net .....................................................................       126             29         30
                                                                                      -------      --------    -------
    Total other income and expenses ..............................................       214            138        135
                                                                                      -------      --------    -------
Earnings Before Interest and Taxes ...............................................     2,647          2,108      2,294
Interest Expense (Notes 7 and 10) ................................................       514            472        499
Minority Interests (Notes 2 and 12) ..............................................        96             23          6
                                                                                      -------      --------    -------
Earnings Before Income Taxes .....................................................     2,037          1,613      1,789
Income Taxes (Notes 1 and 6) .....................................................       777            639        698
                                                                                      -------      --------    -------
Income Before Extraordinary Item .................................................     1,260            974      1,091
Extraordinary Loss, net of tax ...................................................        (8)            --        (17)
                                                                                      ---------    --------    -------
Net Income .......................................................................     1,252            974      1,074
                                                                                      --------     --------    -------
Dividends and Premiums on Redemptions of Preferred and Preference Stock
  (Note 13) ......................................................................        21             72         44
                                                                                      --------     --------    -------
Earnings Available for Common Stockholders .......................................    $ 1,231      $    902    $ 1,030
                                                                                      ========     ========    =======
Common Stock Data (Note 1)
  Weighted average shares outstanding ............................................       361            360        361
  Earnings per share (before extraordinary item)
   Basic .........................................................................    $  3.43      $   2.51    $  2.90
   Dilutive ......................................................................    $  3.42      $   2.50    $  2.88
  Earnings per share
   Basic .........................................................................    $  3.41      $   2.51    $  2.85
   Dilutive ......................................................................    $  3.40      $   2.50    $  2.83
  Dividends per share ............................................................    $  2.20      $   1.90    $  1.57

                See Notes to Consolidated Financial Statements

                           DUKE ENERGY CORPORATION


                     Consolidated Statements of Cash Flows



                                                                                              Years Ended December 31,
                                                                                      -----------------------------------------
                                                                                           1998          1997          1996
                                                                                      ------------- ------------- -------------
                                                                                                     In millions
Cash Flows from Operating Activities
 Net Income .........................................................................   $ 1,252       $   974       $ 1,074
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization ......................................................     1,055           983           965
 Deferred income taxes ..............................................................       (35)           99            94
 Purchased capacity levelization ....................................................        88            56            73
 Transition cost (payments) recoveries, net .........................................       (28)          (36)           91
 (Increase) decrease in .............................................................
   Receivables ......................................................................       (18)         (266)         (646)
   Inventory ........................................................................      (104)           (7)           45
   Other current assets .............................................................       (39)          (18)           17
 Increase (decrease) in .............................................................
   Accounts payable .................................................................        72           239           577
   Taxes accrued ....................................................................        (6)           50           (11)
   Interest accrued .................................................................        (2)          (13)          (18)
   Other current liabilities ........................................................        84            15           (10)
 Other, net .........................................................................        12            64            84
                                                                                        ---------     ---------     -------
   Net cash provided by operating activities ........................................     2,331         2,140         2,335
                                                                                        ---------     ---------     -------
Cash Flows from Investing Activities
 Capital expenditures ...............................................................    (2,159)       (1,323)       (1,394)
 Investment expenditures ............................................................      (341)         (705)         (156)
 Decommissioning, retirements and other .............................................        24            34           (18)
                                                                                        ---------     ---------     -------
   Net cash used in investing activities ............................................    (2,476)       (1,994)       (1,568)
                                                                                        ---------     ---------     -------
Cash Flows from Financing Activities
 Proceeds from the issuance of
   Long-term debt ...................................................................     1,357         1,618           363
   Guaranteed preferred beneficial interests in subordinated notes of Duke Energy
    Corporation or subsidiaries .....................................................       581           339            --
   Common stock and stock options ...................................................       176            15            12
 Payments for the redemption of
   Long-term debt ...................................................................      (698)         (869)         (527)
   Common stock .....................................................................        --           (25)         (159)
   Preferred and preference stock ...................................................      (180)         (224)           --
 Net change in notes payable and commercial paper ...................................      (350)         (290)          159
 Dividends paid .....................................................................      (814)         (726)         (609)
 Other ..............................................................................         6           (41)          (12)
                                                                                        ---------     ---------     -------
   Net cash provided by (used in) financing activities ..............................        78          (203)         (773)
                                                                                        ---------     ---------     -------
 Net decrease in cash and cash equivalents ..........................................       (67)          (57)           (6)
 Cash received from business acquisitions ...........................................        38            --            --
 Cash and cash equivalents at beginning of year .....................................       109           166           172
                                                                                        ---------     ---------     ---------
 Cash and cash equivalents at end of year ...........................................   $    80       $   109       $   166
                                                                                        =========     =========     =========
Supplemental Disclosures
 Cash paid for interest, net of amount capitalized ..................................   $   490       $   476       $   493
 Cash paid for income taxes .........................................................   $   733       $   470       $   550

                See Notes to Consolidated Financial Statements

                            DUKE ENERGY CORPORATION


                          Consolidated Balance Sheets



                                                                            December 31,
                                                                       -----------------------
                                                                           1998        1997
                                                                       ----------- -----------
                                                                             In millions
ASSETS
Current Assets (Note 1)
 Cash and cash equivalents (Note 7) ..................................  $     80    $    109
 Receivables (Note 7) ................................................     2,318       2,281
 Inventory ...........................................................       543         440
 Current portion of natural gas transition costs (Note 4) ............       100          67
 Current portion of purchased capacity costs (Note 5) ................        99          76
 Unrealized gains on mark to market transactions (Note 7) ............     1,457         551
 Other (Note 7) ......................................................       228         161
                                                                        --------    --------
   Total current assets ..............................................     4,825       3,685
                                                                        --------    --------
Investments and Other Assets
 Investments in affiliates (Notes 8 and 14) ..........................       902         686
 Nuclear decommissioning trust funds (Notes 7 and 11) ................       580         471
 Pre-funded pension costs (Note 17) ..................................       332         337
 Goodwill, net (Notes 1, 2 and 6) ....................................       495         504
 Notes receivable ....................................................       244         240
 Unrealized gains on mark to market transactions (Notes 1 and 7) .....       396          66
 Other ...............................................................       283         144
                                                                        --------    --------
   Total investments and other assets ................................     3,232       2,448
                                                                        --------    --------
Property, Plant and Equipment (Notes 1, 5, 9, 10, 11 and 14)
 Cost ................................................................    27,128      25,448
 Less accumulated depreciation and amortization ......................    10,253       9,712
                                                                        --------    --------
   Net property, plant and equipment .................................    16,875      15,736
                                                                        --------    --------
Regulatory Assets and Deferred Debits (Note 1)
 Purchased capacity costs (Note 5) ...................................       648         759
 Debt expense ........................................................       253         253
 Regulatory asset related to income taxes ............................       506         511
 Natural gas transition costs (Note 4) ...............................        80         194
 Environmental clean-up costs ........................................        87         104
 Other ...............................................................       300         339
                                                                        --------    --------
   Total regulatory assets and deferred debits .......................     1,874       2,160
                                                                        --------    --------
Total Assets .........................................................  $ 26,806    $ 24,029
                                                                        ========    ========

                See Notes to Consolidated Financial Statements

                            DUKE ENERGY CORPORATION

                                                                                              December 31,
                                                                                          ---------------------
                                                                                             1998       1997
                                                                                          ---------- ----------
                                                                                               In millions
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable .......................................................................  $  1,754   $  1,670
 Notes payable and commercial paper (Notes 7 and 10) ....................................       209        170
 Taxes accrued (Note 1) .................................................................       119        125
 Interest accrued .......................................................................       109        111
 Current maturities of long-term debt and preferred stock (Notes 10 and 13) .............       707         77
 Unrealized losses on mark to market transactions (Notes 1 and 7) .......................     1,387        538
 Other (Notes 1 and 14) .................................................................       642        584
                                                                                           --------   --------
   Total current liabilities ............................................................     4,927      3,275
                                                                                           --------   --------
Long-term Debt (Notes 7 and 10) .........................................................     6,272      6,530
                                                                                           --------   --------
Deferred Credits and Other Liabilities (Note 1)
 Deferred income taxes (Note 6) .........................................................     3,733      3,707
 Investment tax credit (Note 6) .........................................................       242        257
 Nuclear decommissioning costs externally funded (Notes 7 and 11) .......................       580        471
 Natural gas transition liabilities (Note 4) ............................................         4         78
 Environmental clean-up liabilities (Note 14) ...........................................       148        158
 Unrealized losses on mark to market transactions (Note 7) ..............................       362         50
 Other ..................................................................................       903        967
                                                                                           --------   --------
   Total deferred credits and other liabilities .........................................     5,972      5,688
                                                                                           --------   --------
Minority Interests (Note 2) .............................................................       253        168
                                                                                           --------   --------
Guaranteed Preferred Beneficial Interests in Subordinated
 Notes of Duke Energy Corporation or Subsidiaries (Notes 7 and 12) ......................       919        339
                                                                                           --------   --------
Preferred and Preference Stock (Notes 7 and 13)
 Preferred and preference stock with sinking fund requirements ..........................       104        149
 Preferred and preference stock without sinking fund requirements .......................       209        340
                                                                                           --------   --------
   Total preferred and preference stock .................................................       313        489
                                                                                           --------   --------
Commitments and Contingencies (Notes 5, 11 and 14)
Common Stockholders' Equity (Notes 15 and 16)
 Common stock, no par, 500 million shares authorized; 363.0 million and 359.8 million
   shares outstanding at December 31, 1998 and 1997, respectively .......................     4,449      4,284
 Retained earnings ......................................................................     3,701      3,256
                                                                                           --------   --------
   Total common stockholders' equity ....................................................     8,150      7,540
                                                                                           --------   --------
Total Liabilities and Stockholders' Equity ..............................................  $ 26,806   $ 24,029
                                                                                           ========   ========

                See Notes to Consolidated Financial Statements

                            DUKE ENERGY CORPORATION


            Consolidated Statements of Common Stockholders' Equity



                                                             Years Ended December 31,
                                                        -----------------------------------
                                                           1998         1997        1996
                                                        ---------- ------------- ----------
                                                                    In millions
Common Stock
 Balance at beginning of year .........................  $ 4,284      $ 4,289     $ 4,297
 Stock repurchased (Note 15) ..........................       --          --          (31)
 Dividend reinvestment and employee benefits ..........      165          (9)          23
 Other capital stock transactions, net ................       --           4           --
                                                         -------      --------    -------
   Balance at end of year .............................    4,449       4,284        4,289
                                                         -------      --------    -------
Retained Earnings
 Balance at beginning of year .........................    3,256       3,052        2,716
 Net income ...........................................    1,252         974        1,074
 Common stock dividends ...............................     (794)       (682)        (566)
 Preferred and preference stock dividends and premiums
   on redemptions (Note 13) ...........................      (21)        (72)         (44)
 Other capital stock transactions, net ................        8         (16)        (128)
                                                         -------      --------    -------
   Balance at end of year .............................    3,701       3,256        3,052
                                                         -------      --------    -------
Total Common Stockholders' Equity .....................  $ 8,150      $ 7,540     $ 7,341
                                                         =======      ========    =======

                See Notes to Consolidated Financial Statements

                            DUKE ENERGY CORPORATION


                  Notes to Consolidated Financial Statements

             For the Years Ended December 31, 1998, 1997 and 1996


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation. The consolidated financial statements include the accounts of all of Duke Energy Corporation's majority-owned subsidiaries after the elimination of significant intercompany transactions and balances. Investments in other entities that are not controlled by Duke Energy Corporation, but where it has significant influence over operations, are accounted for using the equity method.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current and expected future events, actual results could differ from those estimates.

     "Duke Energy" is used from time to time herein as a collective reference to Duke Energy Corporation and its subsidiaries.

     Cash and Cash Equivalents. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

     Inventory. Inventory consists primarily of materials and supplies, gas held for transmission, processing and sales commitments and coal held for electric generation. Inventory is recorded at the lower of cost or market, primarily using the average cost method.

     Commodity Derivatives. Duke Energy, primarily through its subsidiaries, manages its exposure to risk from existing contractual commitments and provides risk management services to its customers and suppliers through forward contracts, futures, over-the-counter swap agreements and options.

     Commodity derivatives and certain forward contracts utilized for trading purposes are accounted for using the mark-to-market method. Under this methodology, these instruments are adjusted to market value, and the gains and losses are recognized in current period income and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased or Net Interchange and Purchased Power. Unrealized gains and losses are recorded in the Consolidated Balance Sheets as Unrealized Gains or Losses on Mark to Market Transactions.

     Futures, over-the-counter swap agreements and options are also utilized for non-trading purposes to hedge the impact of market fluctuations in the price and transportation costs of natural gas, electricity and other energy-related products. In order to qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Under the deferral method of accounting, gains and losses related to commodity derivatives which qualify as hedges of commodity commitments are recognized in income when the underlying hedged physical transaction closes and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased or Net Interchange and Purchased Power. Deferred gains and losses related to such instruments are reported in the Consolidated Balance Sheets as Current Assets or Liabilities until recognized in income. If the commodity derivative is no longer sufficiently correlated to the underlying commodity, or if the underlying commodity transaction closes earlier than anticipated, the deferred gains or losses are recognized in income.

     Derivative Financial Instruments. Duke Energy uses interest rate swaps, accounted for under the accrual method, to manage the interest rate characteristics associated with outstanding debt. Interest rate differentials to be paid or received as interest rates change are accrued and recognized as an adjustment to interest expense. The amount accrued as either a payable to or receivable from counterparties is included in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits.

     Duke Energy also utilizes interest rate lock agreements to hedge interest rate risk associated with new debt issuances. Under the deferral method of accounting, gains or losses on such agreements, when settled, are deferred in the Consolidated Balance Sheets as Long-term Debt and are amortized in the Consolidated Statements of Income as an adjustment to interest expense.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Duke Energy enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. These agreements are accounted for under the mark-to-market method. See previous discussion of the mark-to-market method in the Commodity Derivatives section.

     Goodwill Amortization. Goodwill related to the purchases of Duke/Louis Dreyfus, L.LC. (D/LD), Texas Eastern Corporation (TEC) and other natural gas gathering, transmission and processing facilities and engineering consulting businesses is amortized on a straight-line basis over 10 years, 40 years and 15 years, respectively. See Note 2 for a description of the D/LD acquisition. Goodwill recorded as of December 31, 1998 and 1997 related to the 1989 TEC acquisition was $245 million. Accumulated amortization of goodwill at December 31, 1998 and 1997 was $166 million and $124 million, respectively.

     Property, Plant and Equipment. Property, plant and equipment are stated at original cost. Duke Energy capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of money. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates, excluding nuclear fuel, were 3.82%, 3.67% and 3.77% for 1998, 1997 and 1996, respectively.

     When property, plant and equipment maintained by Duke Energy's regulated operations are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income, unless otherwise required by the Federal Energy Regulatory Commission (FERC).

     Impairment of Long-Lived Assets. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow projections.

     Unamortized Debt Premium, Discount and Expense. Premiums, discounts and expenses incurred in connection with the issuance of presently outstanding long-term debt are amortized over the terms of the respective issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items.

     Environmental Expenditures. Environmental expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Certain of these environmental assessments and clean-up costs are expected to be recovered from Natural Gas Transmission customers and have, therefore, been deferred and are included in the Consolidated Balance Sheets as Environmental Clean-up Costs.

     Cost-Based Regulation. Duke Energy's regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits and Deferred Credits and Other Liabilities, respectively. The applicability of SFAS No. 71 is routinely evaluated, and factors such as regulatory changes and the impact of competition are considered. Discontinuing cost-based regulation or increasing competition might require companies to reduce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of discontinuing cost-based regulation or increasing competition on future financial position or results of operations. However, Duke Energy continues to position itself to effectively meet these challenges by maintaining competitive prices.

     Common Stock Options. The intrinsic value method of accounting is used for common stock options issued to employees.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Revenues. Revenues on sales of electricity and transportation and storage of natural gas are recognized as service is provided. Revenues on sales of natural gas and petroleum products are recognized in the period of delivery. Receivables on the Consolidated Balance Sheets included $193 million and $232 million as of December 31, 1998 and 1997, respectively, for electric service that has been provided but not yet billed to customers. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves have been established where required for such cases.

     Nuclear Fuel. Amortization of nuclear fuel is included in the Consolidated Statements of Income as Fuel Used in Electric Generation. The amortization is recorded using the units-of-production method.

     Deferred Returns and Allowance for Funds Used During Construction (AFUDC). Deferred returns represent the estimated financing costs associated with funding certain regulatory assets. These regulatory assets primarily arose from the funding of purchased capacity costs above levels collected in rates. Deferred returns are non-cash items and are primarily recognized as an addition to Purchased Capacity Costs with an offsetting credit to Other Income and Expenses.

     AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a cost of Property, Plant and Equipment, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, Duke Energy is permitted to recover these costs, including a fair return, through their inclusion in rate base and in the provision for depreciation.

     Rates used for capitalization of deferred returns and AFUDC by Duke Energy's regulated operations are calculated in compliance with FERC rules.

     Income Taxes. Duke Energy and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

     Earnings Per Common Share. Basic earnings per share is based on a simple weighted average of common shares outstanding. Dilutive earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised or converted into common stock. The numerator for the calculation of basic and dilutive earnings per share is earnings available for common stockholders.


     Denominator for Earnings per Share



                                                          1998   1997   1996
                                                         ------ ------ -----
                                                             In millions
   Denominator for basic earnings per share
    (weighted average shares outstanding) ..............  361    360    361
   Assumed exercise of dilutive stock options ..........    1      2      2
                                                          ---    ---    ---
   Denominator for dilutive earnings per share .........  362    362    363
                                                          ===    ===    ===

     Extraordinary Items. In January 1998, TEPPCO Partners, L.P. (TEPPCO), in which a subsidiary of Duke Energy has a 2% general partner interest and a 19.1% limited partner interest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of debt. Earnings per common share for 1998 were reduced by $0.02 as a result of this charge.

     On October 1, 1996, Texas Eastern Transmission Corporation (TETCO), a subsidiary of Duke Energy, redeemed $150 million, 10% debentures and $100 million, 10 1/8% debentures due 2011. TETCO recorded a non-cash extraordinary item of $17 million, net of income tax of $10 million, related to the unamortized discount on this early retirement of debt. Earnings per common share for 1996 were reduced $0.05 as a result of this charge.

     Reclassifications. Certain amounts have been reclassified in the Consolidated Financial Statements to conform to the current presentation.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     New Accounting Standard. In September 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy is required to adopt this standard by January 1, 2000. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Duke Energy is currently reviewing the expected impact of SFAS No. 133 on consolidated results of operations and financial position.


NOTE 2. BUSINESS COMBINATIONS

     PanEnergy Corp (PanEnergy). On June 18, 1997, Duke Power Company (Duke Power) changed its name to Duke Energy Corporation and completed a stock-for-stock merger with PanEnergy (the merger). PanEnergy was involved in the gathering, processing, transportation and storage of natural gas; the production of natural gas liquids (NGL); and the marketing of natural gas, electricity and other energy-related products. Pursuant to the merger agreement, Duke Energy issued 158.3 million shares of its common stock in exchange for all of the outstanding common stock of PanEnergy. Accordingly, each share of PanEnergy common stock outstanding was converted into the right to receive 1.0444 shares of Duke Energy's common stock. In addition, each outstanding option to purchase PanEnergy common stock became an option to purchase common stock of Duke Energy, adjusted accordingly. The merger was accounted for as a pooling of interests; therefore, the Consolidated Financial Statements and other financial information included in this Annual Report for periods prior to the merger include the combined historical financial results of Duke Power and PanEnergy.

     Operating revenues and net income previously reported by the separate companies and the combined amounts presented in the accompanying Consolidated Statements of Income are as follows:



                                                     Year Ended December 31, 1996
                                          --------------------------------------------------
                                           Duke Power   PanEnergy   Adjustments    Combined
                                          ------------ ----------- ------------- -----------
                                                             In millions
   Operating revenues ...................    $ 4,758     $ 7,505        $ 39      $ 12,302
   Income before extraordinary item .....    $   730     $   361          --      $  1,091
   Net income ...........................    $   730     $   344          --      $  1,074

     The adjustment to operating revenues is a reclassification of PanEnergy's equity in earnings of unconsolidated affiliates from other income to revenues to be consistent with Duke Energy's financial statement presentation.

     Duke/Louis Dreyfus, L.L.C. On June 17, 1997, a wholly owned subsidiary of Duke Energy acquired the remaining 50% ownership interest in D/LD from affiliates of Louis Dreyfus Corp. for $247 million. D/LD markets electric power, natural gas and energy-related services to utilities, municipalities and other large energy users in North America. The acquisition was accounted for by the purchase method, and the assets and liabilities and results of operations of D/LD have been consolidated in Duke Energy's financial statements since the date of purchase. The purchase price substantially represents goodwill.

     Duke/UAE L.L.C. During December 1997, a wholly owned subsidiary of Duke Energy formed a joint venture with UAE Ref-Fuel L.L.C. (UAE), a wholly owned subsidiary of United American Energy Corp. Duke Energy owns a 65% interest in the joint venture, with UAE owning a 35% minority interest. The joint venture acquired a 50% ownership interest in American Ref-Fuel Company, a waste-to-energy firm with operations primarily in New York and New Jersey. Thus, Duke Energy has an indirect 32.5% ownership interest in American Ref-Fuel Company and provided $237 million of investment and financing to the venture.

    Duke Energy Trading and Marketing, L.L.C. On August 1, 1996, a wholly owned subsidiary of Duke Energy formed a natural gas and power marketing joint venture with Mobil Corporation affiliates. The marketing company conducts business as Duke Energy Trading and Marketing, L.L.C. in the United States and as Duke Energy Marketing L.P. in Canada. Duke Energy operates the joint venture and owns a 60% interest, with Mobil Corporation owning a 40% minority interest.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 3. BUSINESS SEGMENTS
     Duke Energy is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy provides these and other services through seven business segments:

     o Electric Operations

     o Natural Gas Transmission

     o Field Services

     o Trading and Marketing

     o Global Asset Development

     o Other Energy Services

     o Real Estate Operations

     These segments were defined as a result of Duke Energy adopting SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

     Electric Operations generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina (doing business as Duke Power or Nantahala Power and Light). These electric operations are subject to the rules and regulations of the FERC, the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

     Natural Gas Transmission, through its Northeast Pipelines, provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic and New England states. Until the expected sale of the Midwest Pipelines in early 1999, Natural Gas Transmission also provides interstate transportation and storage services in the midwest states. See further discussion of the proposed sale of the Midwest Pipelines in Note 14 to the Consolidated Financial Statements. The interstate natural gas transmission and storage operations are also subject to the rules and regulations of the FERC.

     Field Services gathers, processes, transports and markets natural gas and produces and markets NGLs. Field Services operates gathering systems in ten states that serve major gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent and Gulf Coast areas.

     Trading and Marketing markets natural gas, electricity and other energy-related products across North America. Duke Energy owns a 60% interest in Trading and Marketing's operations, with Mobil Corporation owning a 40% minority interest.

     Global Asset Development develops, owns and operates energy-related facilities worldwide. Global Asset Development conducts its operations primarily through Duke Energy Power Services, LLC (Duke Energy Power Services) and Duke Energy International, LLC (Duke Energy International).

     Other Energy Services provides engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc.

     Real Estate Operations conducts its business through Crescent Resources, Inc., which develops high quality commercial and residential real estate projects and manages forest holdings in the southeastern United States.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 3. BUSINESS SEGMENTS -- Continued

Business Segment Data



                                                                                        Depreciation    Capital and
                                  Unaffiliated   Intersegment     Total                      and         Invesment     Segment
                                    Revenues       Revenues      Revenues      EBIT     Amortization   Expenditures     Assets
                                 -------------- -------------- ----------- ----------- -------------- -------------- -----------
                                                                           In millions
Year Ended December 31, 1998
Electric Operations ............    $ 4,626        $     --     $  4,626     $ 1,513        $ 522         $   586     $ 13,073
Natural Gas Transmission .......      1,426             102        1,528         702          215             290        4,996
Field Services .................      2,094             545        2,639          76           80             304        1,893
Trading and Marketing ..........      8,614             171        8,785         122           11               8        3,233
Global Asset Development .......        237              82          319          80           31           1,027        2,061
Other Energy Services ..........        436              85          521          10           12              41          376
Real Estate Operations .........        181              --          181         142            6             217          724
Other Operations ...............         (4)             26           22           2           32              27          848
Eliminations ...................         --          (1,011)      (1,011)         --           --              --         (398)
                                    ---------      --------     --------     -------        -----         -------     --------
Total Consolidated .............    $ 17,610       $     --     $ 17,610     $ 2,647        $ 909         $ 2,500     $ 26,806
                                    =========      ========     ========     =======        =====         =======     ========
Year Ended December 31, 1997
Electric Operations ............    $ 4,401        $     --     $  4,401     $ 1,282        $ 498         $   743     $ 12,958
Natural Gas Transmission .......      1,468             104        1,572         624          229             247        5,059
Field Services .................      2,481             574        3,055         157           71             157        1,855
Trading and Marketing ..........      7,411              78        7,489          44            7              18        1,857
Global Asset Development .......        109              14          123           5            9             348          988
Other Energy Services ..........        343              33          376          18            6              47          223
Real Estate Operations .........        124              --          124          98            4             223          594
Other Operations ...............        (28)             --          (28)       (120)          17             245          941
Eliminations ...................         --            (803)        (803)         --           --              --         (446)
                                    ---------      --------     --------     -------        -----         -------     --------
Total Consolidated .............    $ 16,309       $     --     $ 16,309     $ 2,108        $ 841         $ 2,028     $ 24,029
                                    =========      ========     ========     =======        =====         =======     ========
Year Ended December 31, 1996
Electric Operations ............    $ 4,498        $     --     $  4,498     $ 1,419        $ 481         $   610     $ 12,625
Natural Gas Transmission .......      1,470              86        1,556         595          228             194        5,186
Field Services .................      2,216             421        2,637         152           59             531        1,709
Trading and Marketing ..........      3,773              41        3,814          58            4               7        1,404
Global Asset Development .......         65               7           72          --            7              35          522
Other Energy Services ..........        183              21          204          20            3              39          130
Real Estate Operations .........        114              --          114          88            4             115          446
Other Operations ...............        (17)             --          (17)        (38)           3              19          727
Eliminations ...................         --            (576)        (576)         --           --              --         (383)
                                    ---------      --------     --------     -------        -----         -------     --------
Total Consolidated .............    $ 12,302       $     --     $ 12,302     $ 2,294        $ 789         $ 1,550     $ 22,366
                                    =========      ========     ========     =======        =====         =======     ========

     Duke Energy's reportable segments are strategic business units that offer different products and services and are each managed separately. Management evaluates segment performance based on earnings before interest and taxes
(EBIT). Segment earnings before interest and taxes, presented in the accompanying table, includes intersegment sales accounted for at prices representative of unaffiliated party transactions. Segment assets are provided as additional information in the accompanying table and are net of intercompany advances, intercompany notes receivable and investments in subsidiaries.

     Other Operations primarily includes communication services, water services and certain unallocated corporate costs.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 4. REGULATORY MATTERS
     Electric Operations. The NCUC and the PSCSC approve rates for retail electric sales within their respective states. The FERC approves Electric Operations' rates for electric sales to wholesale customers. Electric sales to the other joint owners of the Catawba Nuclear Station, which represent a substantial majority of Electric Operations' electric wholesale revenues, are set through contractual agreements.

     In 1997, in conjunction with the merger, Duke Energy agreed to cap the base electric rates for retail customers at existing levels through 2000, with very limited exceptions. Duke Energy also agreed to freeze rates, except for the market-based rates, for transmission and wholesale electric sales. In addition, Duke Energy agreed to a cap on the rates charged to the other joint owners of Catawba Nuclear Station under the interconnection agreements and on the reimbursement of certain costs related to administration and general expenses and general plant costs under operation and fuel agreements. Management believes that these agreements will not have a material adverse effect on consolidated results of operations or financial position.

     Fuel costs are reviewed semiannually in the wholesale jurisdiction and annually in the South Carolina retail jurisdiction, with provisions for reviewing such costs in base rates. In the North Carolina retail jurisdiction, a review of fuel costs in rates is required annually and during general rate case proceedings. All jurisdictions allow Duke Energy to adjust electric rates for past over- or under-recovery of fuel costs. Therefore, the difference between actual fuel costs incurred for electric operations and fuel costs recovered through rates is reflected in revenues. The stipulation agreements related to the merger do not apply to the fuel cost adjustments.

     The PSCSC, on May 7, 1996, ordered a rate reduction in the form of a decrement rider of 0.432 cents per kilowatt-hour, or an average of approximately 8%, affecting South Carolina retail customers. South Carolina retail sales represent approximately 30% of Electric Operations' total regulated electric sales. The rate reduction was reflected on bills rendered on or after June 1, 1996. This net decrement rider reflects an interim true-up decrement adjustment associated with the levelization of Catawba Nuclear Station purchased capacity costs and an interim true-up increment associated with amortization of the demand-side management deferral account. The rate adjustment was made, in part, because cumulative levelized revenues associated with the recovery of Catawba Nuclear Station purchased capacity costs had exceeded purchased capacity payments and associated deferred returns.

     Certain of Electric Operations' electric wholesale customers, excluding the other Catawba Nuclear Station joint owners, initiated proceedings in 1995 before the FERC concerning rate related matters. Duke Energy and nine of its eleven wholesale customers entered into a settlement in July 1996 which reduced the customers' electric rates by approximately 9% and renewed their contracts with Duke Energy through 2000. Both of the customers that did not enter into the settlement signed agreements and began purchasing electricity from other suppliers in 1997. Early in 1998, Duke Energy reached agreements, which were approved by the FERC in September 1998, with both of these former customers to recover the stranded costs incurred to serve these customers. Management believes that these agreements will not have a material adverse impact on consolidated results of operations or financial position.

     In December 1997, Duke Energy filed applications with the FERC, NCUC and PSCSC for authority to combine Nantahala Power and Light (a wholly owned subsidiary) and Duke Power. Duke Energy received the necessary approvals in June, April and February 1998, respectively. Nantahala Power and Light began operations as a division of Duke Power effective August 3, 1998.

     Natural Gas Transmission. Duke Energy's interstate natural gas pipelines primarily provide transportation and storage services pursuant to FERC Order
636. Order 636 allows pipelines to recover eligible costs resulting from implementation of the order (transition costs). In 1994, the FERC approved TETCO's settlement resolving regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. Under the 1994 settlement, TETCO's liability for transition costs was estimated based on the amount of producers' natural gas reserves and other factors. This settlement provided for the recovery of certain of these transition costs from customers through volumetric and reservation charges. In 1995, based upon producers' discoveries of additional natural gas reserves, TETCO increased the estimated liabilities for transition costs by $126 million, increased regulatory assets by $86 million for amounts expected to be collected from customers and recognized a $40 million charge to operating expenses ($26 million after tax). In 1998, TETCO favorably resolved all remaining gas purchase contracts, recognizing $39 million of income ($24 million after tax).

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 4. REGULATORY MATTERS -- Continued

     On August 29, 1998, the FERC approved a settlement filed by TETCO, which accelerates recovery of natural gas transition costs and reduces depreciation expense to more appropriately reflect the estimated useful lives of its facilities, principally interstate natural gas pipelines. Prior to the settlement, Duke Energy reviewed the condition of its natural gas pipeline facilities and current maintenance practices, and concluded that extension of the useful lives was appropriate. These facilities have a book value of approximately $1.8 billion, net of accumulated depreciation of $2.6 billion. The new weighted average rate of depreciation for storage and transportation plant is approximately 1.25%. Implementation of the settlement began October 1, 1998, and a rate moratorium will be in effect until 2004. The settlement reduces customer rates as a result of the reduced depreciation expense offset through 2001 by the accelerated recovery of natural gas transition costs. The settlement is not expected to have a material effect on the net results of operations or financial position of Duke Energy.

     GLOBAL ASSET DEVELOPMENT. Two California electric generating plants, Moss Landing and Oakland, sell electricity under the terms of Reliability Must Run
(RMR) Agreements with the California Independent System Operator (ISO), which purchases electricity at FERC regulated rates. Duke Energy has not received final approval from the FERC with respect to the electric rates charged by the two plants, and, therefore, the rates are subject to partial refund. Management believes that the final resolution of this matter will not have a material adverse effect on consolidated results of operations or financial position.


NOTE 5. JOINT OWNERSHIP OF GENERATING FACILITIES


Joint Ownership of Catawba Nuclear Station



Owner                                                           Ownership Interest
-------------------------------------------------------------- -------------------
    North Carolina Municipal Power Agency Number 1 (NCMPA) ...   37.5  %
    North Carolina Electric Membership Corporation (NCEMC) ...   28.125%
    Duke Energy Corporation ..................................   12.5  %
    Piedmont Municipal Power Agency (PMPA) ...................   12.5  %
    Saluda River Electric Cooperative, Inc. (Saluda River) ...    9.375%
                                                                 ------
                                                                   100%

     As of December 31, 1998, $516 million of Property, Plant and Equipment, net of $219 million of accumulated depreciation and amortization, represented Duke Energy's investment in Catawba Nuclear Station Units 1 and 2. Duke Energy's share of operating costs is included in the Consolidated Statements of Income.

     Duke Energy entered into contractual interconnection agreements with the other joint owners of Catawba Nuclear Station to purchase declining percentages of the generating capacity and energy from the station. These purchased power agreements were effective beginning with the commercial operation of each unit. Units 1 and 2 began commercial operation in June 1985 and August 1986, respectively. The purchased power agreements were established for fifteen years for NCMPA and PMPA and ten years for NCEMC and Saluda River. While the purchased power agreements with NCMPA and PMPA extend for fifteen years, a significant decrease in the percentage of capacity and energy Duke Energy is obligated to purchase occurs in the eleventh calendar year of operation for each unit. This significant decrease occurred in 1995 for Unit 1 and 1996 for Unit 2.

     The interconnection agreements also provide for supplemental power sales by Duke Energy to the other joint owners of Catawba Nuclear Station to satisfy their capacity and energy needs beyond the capacity and energy which they retain from the station or potentially acquire in the form of other resources. The agreements further provide the other joint owners the ability to secure such supplemental requirements outside of these contractual agreements following an appropriate notice period. NCEMC and Saluda River have given such appropriate notice effective January 1, 2001 and January 1, 2002, respectively. In addition, as a result of the merger, the other joint owners have the right to end their supplemental capacity requirements as of January 1, 2001 upon notice to Duke Energy by December 31, 1999. As the other joint owners retain more capacity and energy from the station, or obtain additional capacity and energy from a third party, supplemental power sales are expected to decline. Management believes this will not have a material adverse effect on consolidated results of operations or financial position.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 5. JOINT OWNERSHIP OF GENERATING FACILITIES -- Continued

     The interconnection agreements with the other joint owners include provisions that Duke Energy will provide generating reserves to backstand the other joint owners' retained capacity in the station at the system average cost of installed capacity. Additionally, the agreements include certain reliability exchanges designed to manage outage-related risks by exchanging energy entitlements between the Catawba and McGuire Nuclear Stations, impacting Duke Energy as well as all the other joint owners. The agreements also provide the other joint owners the ability to terminate the interconnection agreements in their entirety upon eight years written notice to Duke Energy. Such notice was submitted by PMPA in December, 1997, and by Saluda River in May, 1998. Both PMPA and Saluda River will provide the reserves associated with their respective retained capacity. Management believes this will not have a material adverse effect on consolidated results of operations or financial position.

     Purchased energy cost payments are based on variable operating costs and are a function of the generation output of the station. Purchased capacity payments are based on the fixed costs of the station and include capital costs and fixed operating and maintenance costs. Actual purchased capacity costs for 1998 and projected obligations through 2000, the last year of the purchase buy-backs, are approximately $73 million, $53 million and $7 million, respectively.

     The portion of purchased capacity subject to levelization not currently recovered in rates is being deferred, and a deferred return is recorded on the accumulated balance. Duke Energy is recovering the accumulated balance, including the deferred return, when the sum of the declining purchased capacity payments and accrual of deferred returns for the current period drops below the levelized revenues. Jurisdictional levelizations are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. The costs of purchased energy and the non-levelized portion of purchased capacity is recorded on a current basis.

     The current levelized revenues approved in the last general rate proceedings are approximately $211 million, $94 million and $7 million for North Carolina retail, South Carolina retail and Other Wholesale (FERC), respectively. Purchased power costs, subject to levelization, are deferred based on allocation factors of approximately 62%, 26% and 2% for North Carolina retail, South Carolina retail and Other Wholesale (FERC), respectively. The PSCSC, on May 7, 1996, ordered a rate reduction in the form of a decrement rider for an interim true-up adjustment. Deferred amounts related to two former wholesale customers have been recovered separately and are no longer collected through wholesale rates. An allocated amount of purchased power costs in the pricing of supplemental sales made to the other joint owners is also recovered on a current basis.

     For the years ended December 31, 1998, 1997 and 1996, purchased capacity and energy costs from the other joint owners was approximately $88 million, $120 million and $151 million, respectively. These amounts, after adjustments for the costs of capacity purchased not reflected in current rates, are included in the Consolidated Statements of Income as Net Interchange and Purchased Power. As of December 31, 1998 and 1997, $747 million and $836 million, respectively, associated with the cost of capacity purchased but not reflected in current rates have been accumulated in the Consolidated Balance Sheets as Purchased Capacity Costs and Current Portion of Purchased Capacity Costs.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 6. INCOME TAXES
     Income Tax Expense


                                               For the Years Ended December 31,
                                               -----------------------------
                                                   1998      1997     1996
                                               ----------- -------- --------
                                                        In millions
     Current income taxes
      Federal ................................    $ 673     $ 433    $ 514
      State ..................................      138       100      109
                                                  -----     -----    -----
       Total current income taxes ............      811       533      623
                                                  -----     -----    -----
     Deferred income taxes, net
      Federal ................................      (15)      112       73
      State ..................................       (4)        9       13
                                                  -------   -----    -----
       Total deferred income taxes, net ......      (19)      121       86
                                                  ------    -----    -----
     Investment tax credit amortization ......      (15)      (15)     (11)
                                                  ------    -----    -----
     Total income tax expense ................    $ 777     $ 639    $ 698
                                                  ======    =====    =====

     Income Tax Expense Reconciliation to Statutory Rate



                                                          For the Years Ended December 31,
                                                          --------------------------------
                                                             1998      1997        1996
                                                          --------- ---------- -----------
                                                                    In millions
     Income tax, computed at the statutory rate of 35% ..  $  713    $   565     $ 626
     Adjustments resulting from:
      State income tax, net of federal income tax effect       90         71        79
      Other items, net ..................................     (26)         3        (7)
                                                           ------    -------     --------
     Total income tax expense ...........................  $  777    $   639     $ 698
                                                           ======    =======     =======
     Effective tax rate .................................    38.1%      39.6%     39.0%
                                                           ------    -------     -------

     Net Deferred Income Tax Liability Components

                                                                         December 31,
                                                                  ---------------------------
                                                                       1998          1997
                                                                  ------------- -------------
                                                                          In millions
     Deferred credits and other liabilities .....................   $     268     $     409
     Alternative minimum tax credit carryforward (a) ............          30            30
     Other ......................................................          36            46
                                                                    ---------     ---------
       Total deferred income tax assets .........................         334           485
     Valuation allowance ........................................         (52)          (47)
                                                                    ---------     ---------
       Net deferred income tax assets ...........................         282           438
                                                                    ---------     ---------
     Investments and other assets ...............................        (207)         (263)
     Property, plant and equipment ..............................      (2,405)       (2,358)
     Regulatory assets and deferred debits ......................        (542)         (623)
     Regulatory asset related to restating to pre-tax basis .....        (435)         (438)
     Other ......................................................         (69)          (99)
                                                                    ---------     ---------
       Total deferred income tax liabilities ....................      (3,658)       (3,781)
                                                                    ---------     ---------
     State deferred income tax, net of federal tax effect .......        (357)         (364)
                                                                    ---------     ---------
     Net deferred income tax liability ..........................   $  (3,733)    $  (3,707)
                                                                    =========     =========

      ---------
      (a) The alternative minimum tax credit carryforward can be carried forward indefinitely.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 6. INCOME TAXES -- Continued

     In 1990, PanEnergy established a provision for certain tax issues related to the purchase of TEC, which resulted in an increase in goodwill and deferred income tax liability. If tax benefits relating to the valuation allowance for deferred income tax assets and other tax reserves are recognized subsequent to December 31, 1998, approximately $29 million will be allocated as an adjustment to goodwill.


NOTE 7. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

     Duke Energy, primarily through Trading and Marketing, manages its exposure to risk from existing contractual commitments and provides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements and options (collectively, "commodity instruments"). Energy commodity forward contracts involve physical delivery of an energy commodity. Energy commodity futures involve the buying or selling of natural gas, electricity or other energy-related commodities at a fixed price. Over-the-counter swap agreements require Duke Energy to receive or make payments based on the difference between a specified price and the actual price of the underlying commodity. Energy commodity options held to mitigate price risk provide the right, but not the requirement, to buy or sell energy-related commodities at a fixed price.

     Commodity Instruments -- Trading. Duke Energy engages in the trading of commodity instruments, and therefore experiences net open positions. Duke Energy manages open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk measurement. The weighted-average life of Duke Energy's commodity risk portfolio was approximately 11 months at December 31, 1998. During 1998, 1997 and 1996, net gains of $114 million, $34 million and $25 million, respectively, were recognized from trading natural gas commodity derivatives. During 1998, net gains of $14 million were recognized from trading electricity commodity instruments. Net gains related to trading electricity commodity instruments were not material during 1997 and 1996. As of December 31, 1998 and 1997, the absolute notional contract quantity of natural gas commodity derivatives held for trading purposes was 11,149 billion cubic feet (Bcf) and 5,408 Bcf, respectively. As of December 31, 1998, the absolute notional contract quantity of electricity commodity instruments held for trading purposes was 112,867 gigawatt hours (GWh). As of December 31, 1997, outstanding electricity commodity instruments were not material. At December 31, 1998 and 1997, other outstanding energy-related commodity derivatives held for trading purposes were not material.


      Commodity Instruments -- Trading



                                                      1998                   1997
                                            ------------------------ ---------------------
                                              Assets    Liabilities   Assets   Liabilities
                                            ---------- ------------- -------- ------------
                                                             In millions
      Fair value at December 31 ...........  $ 1,853      $ 1,749     $ 617       $ 588
      Average fair value for the year .....      685          646       384         369

     Commodity Derivatives -- Non-Trading. At December 31, 1998 and 1997, Duke Energy held or issued several derivatives that reduce exposure to market fluctuations relative to price and transportation costs of natural gas, electricity and petroleum products. Duke Energy's market exposure arises from natural gas storage inventory balances and fixed-price purchase and sale commitments that extend for periods of up to eight years. Futures, swaps and options are used to manage and hedge price and location risk related to these market exposures. Futures and swaps are also used to manage margins on underlying fixed-price purchase or sale commitments for physical quantities of natural gas, electricity and other energy-related commodities. Options are utilized to manage margins and to limit overall price risk exposure. The gains, losses and costs related to those commodity derivatives that qualify as a hedge are not recognized until the underlying physical transaction closes. At December 31, 1998, Duke Energy had deferred net gains of $10 million related to commodity derivative hedges. As of December 31, 1998, the absolute notional contract quantity of commodity derivatives held for non-trading purposes was 218 Bcf of natural gas and 10,618 GWh of electricity. Commodity derivatives held for non-trading purposes were not material at December 31, 1997.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 7. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS -- Continued

     Interest Rate Derivatives. In order to obtain variable rate financing at an attractive cost, Duke Energy entered into interest rate swap agreements in which $200 million of 8% Series B First and Refunding Mortgage Bonds were effectively exchanged for floating rate debt at the three-month London Interbank Offered Rate (LIBOR) plus a 0.074% margin and $100 million of 7.5% Series B First and Refunding Mortgage Bonds were effectively exchanged for floating rate debt at three-month LIBOR plus a 1.1272% margin. The interest rate swaps expire in 1999 and 2000, respectively, and rates are reset quarterly. As a result of the interest rate swap contracts, interest expense on the Consolidated Statements of Income is recognized at the weighted average LIBOR rate for the year plus the applicable margins.


        Weighted Average Rates for Interest Rate Swaps



                               For the Years Ended December 31,
                               --------------------------------
                                  1998       1997       1996
                               ---------- ---------- ----------
  8% Series B Swap ........... 5.69%      5.78%      5.64%
  7.5% Series B Swap ......... 6.74%      6.83%      6.69%

     The fair value of interest rate swaps was approximately $8 million and $10 million at December 31, 1998 and 1997, respectively. These amounts represent estimated amounts that Duke Energy would have received if the swaps had been settled at current market rates on the respective dates.

     In connection with the January 1999 issuance of $200 million Senior Notes, Duke Energy entered into Treasury Rate Lock Agreements in December 1998 to hedge its interest rate risk. The agreements, with a notional principal amount of $200 million, were settled on January 7, 1999, and resulted in a deferred gain of approximately $2 million, which will be amortized to interest expense over the life of the underlying debt issuance. The fair value of the lock agreements was not material at December 31, 1998.

     Foreign Currency Derivatives. Trading and Marketing enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. The agreements, with a notional contract amount of approximately $120 million, begin in the year 2000 and extend to the year 2005. The weighted average fixed exchange rate for the agreements is 1.472 Canadian dollars to U.S. dollars. The fair value of these agreements was not material at December 31, 1998.

     Market and Credit Risk. New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions previously described, Duke Energy is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, Duke Energy analyzes the financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. The change in market value of exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Swap contracts and most other over-the-counter instruments are generally settled at the expiration of the contract term and may be subject to margin requirements with the counterparty.

     Financial Instruments. In 1996, TETCO received $99 million from the financing of the right to collect certain Order 636 natural gas transition costs, with limited recourse. At December 31, 1998 and 1997, $17 million and $53 million, respectively, remained outstanding related to the transition cost recovery rights and were included in the Consolidated Balance Sheets as Other Current Liabilities and Deferred Credits and Other Liabilities. Management believes the probability that Duke Energy will be required to perform under the recourse provisions is remote.

     The fair value of financial instruments is summarized below. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 1998 and 1997 are not necessarily indicative of the amounts Duke Energy could have realized in current market exchanges. The majority of the estimated fair value amounts were obtained from independent parties.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 7. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS -- Continued

     Financial Instruments



                                                                                 1998                      1997
                                                                      -------------------------- -------------------------
                                                                                    Approximate                Approximate
                                                                       Book Value    Fair Value   Book Value   Fair Value
                                                                      ------------ ------------- ------------ ------------
                                                                                          In millions
  Long-term debt (a) ................................................    $ 6,959      $ 7,240       $ 6,607      $ 6,843
  Guaranteed preferred beneficial interests in subordinated notes
   of Duke Energy or subsidiaries ...................................        919          937           339          356
  Preferred stock (a) ...............................................        333          346           489          530

     ---------
     (a) Includes current maturities.

     The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper and nuclear decommissioning trust funds are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

     Guarantees made to affiliates or recourse provisions from affiliates and the sales agreement for Order 636 natural gas transition cost recovery have no book value associated with them, and there are no fair values readily determinable since quoted market prices are not available.


NOTE 8. INVESTMENT IN AFFILIATES

     Investments in domestic and international affiliates which are not controlled by Duke Energy but where it has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $5 million and $21 million in 1998 and 1997, respectively. Duke Energy's share of net income from these affiliates are reflected in the Consolidated Statements of Income as Other Operating Revenues.


     Natural Gas Transmission. Investments primarily include ownership interests in natural gas pipeline joint ventures which transport gas from Canada to the United States. Investments include a 37.5% ownership interest in Maritimes & Northeast Pipeline and a 9.8% ownership interest in Alliance Pipeline.

     Field Services. Investments primarily include a 37% interest in a partnership which owns natural gas gathering systems in the Gulf of Mexico (Dauphin Island Gathering Partners) and a 21.1% interest in TEPPCO.

     Global Asset Development. Global Asset Development has investments in various natural gas and electric generation and transmission facilities worldwide. Significant investments include a 32.5% indirect interest in American Ref-Fuel Company, a 9.76% indirect interest in Hidroelectrica Piedra del Aguila S.A. and a 25% indirect interest in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) plant in Jubail, Saudi Arabia.

     Other Energy Services. Investments include the participation in various construction and support activities for fossil-fueled generating plants.

     Real Estate Operations. Investments include various real estate development projects.

     Other Operations. Investments include a 20% interest in the BellSouth PCS L.P. joint venture, which provides wireless personal communication services.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 8. INVESTMENT IN AFFILIATES -- Continued

Investment in Affiliates



                                       December 31, 1998                  December 31, 1997
                               ---------------------------------- ----------------------------------
                                Domestic   International   Total   Domestic   International   Total
                               ---------- --------------- ------- ---------- --------------- -------
                                                            In millions
Natural Gas Transmission .....    $ 104        $  37       $ 141     $  67        $  --       $  67
Field Services ...............      303           --         303       160           --         160
Global Asset Development .....      171          223         394       174          208         382
Other Energy Services ........       19           23          42        16           10          26
Real Estate Operations .......        5           --           5         2           --           2
Other Operations .............       17           --          17        36           13          49
                                  -----        -----       -----     -----        -----       -----
Total ........................    $ 619        $ 283       $ 902     $ 455        $ 231       $ 686
                                  =====        =====       =====     =====        =====       =====



                                        December 31, 1996
                               -----------------------------------
                                Domestic   International    Total
                               ---------- --------------- --------
                                           In millions
Natural Gas Transmission .....    $  46        $  --       $  46
Field Services ...............      130           --         130
Global Asset Development .....       14          184         198
Other Energy Services ........       50            1          51
Real Estate Operations .......        5           --           5
Other Operations .............       60           13          73
                                  -----        -----       -----
Total ........................    $ 305        $ 198       $ 503
                                  =====        =====       =====

Equity in Earnings of Investment



                                       December 31, 1998                  December 31, 1997
                               ---------------------------------- ----------------------------------
                                Domestic   International   Total   Domestic   International   Total
                               ---------- --------------- ------- ---------- --------------- -------
                                                            In millions
Natural Gas Transmission .....   $  14          $  3       $  17    $    8         $ --       $   8
Field Services ...............       9            --           9        19           --          19
Global Asset Development .....      50            18          68         8           21          29
Other Energy Services ........       1            13          14         4            8          12
Real Estate Operations .......      --            --          --        --           --          --
Other Operations .............     (29)           --         (29)      (30)          --         (30)
                                 -----          ----       -----    ------         ----       -----
Total ........................   $  45          $ 34       $  79    $    9         $ 29       $  38
                                 =====          ====       =====    ======         ====       =====



                                        December 31, 1996
                               -----------------------------------
                                Domestic   International    Total
                               ---------- --------------- --------
                                           In millions
Natural Gas Transmission .....   $   5          $ --       $   5
Field Services ...............      12            --          12
Global Asset Development .....       6            19          25
Other Energy Services ........      19             2          21
Real Estate Operations .......      --            --          --
Other Operations .............     (31)            1         (30)
                                 -----          ----       -----
Total ........................   $  11          $ 22       $  33
                                 =====          ====       =====

Summarized Combined Financial Information of Unconsolidated Subsidiaries

                                            December 31,
                                  --------------------------------
                                     1998       1997       1996
                                  ---------- ---------- ----------
                                            In millions
Balance Sheet
 Current Assets .................  $   848    $   642    $ 1,025
 Noncurrent Assets ..............    7,340      5,868      5,661
 Current Liabilities ............    1,084        758        879
 Noncurrent Liabilities .........    3,884      3,257      3,462
                                   -------    -------    -------
   Net Assets ...................  $ 3,220    $ 2,495    $ 2,345
                                   =======    =======    =======
Income Statement
 Operating Revenues .............  $ 1,667    $   905    $ 3,133
 Operating Expenses .............    1,166        703      2,494
 Net Income .....................      263         72        160

     Duke Energy had outstanding notes receivable from certain affiliates of $80 million and $87 million at December 31, 1998 and 1997, respectively.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 9. PROPERTY, PLANT AND EQUIPMENT

                                                       December 31,
                                                   ---------------------
                                                      1998       1997
                                                   ---------- ----------
                                                        In millions
        Electric utility
         Generation ..............................  $  7,670   $  7,575
         Transmission and distribution ...........     6,324      6,084
         General plant ...........................     1,127      1,119
         Nuclear fuel ............................       554        644
         Construction work in progress ...........       328        222
                                                    --------   --------
          Total electric utility .................    16,003     15,644
                                                    --------   --------
        Natural gas transmission .................     6,194      6,094
        Gathering and processing .................     1,409      1,315
        Construction work in progress ............       469        351
        Other property and equipment .............     3,053      2,044
                                                    --------   --------
         Total Property, Plant and Equipment .....  $ 27,128   $ 25,448
                                                    ========   ========

         Accumulated Depreciation



                                                   December 31,
                                               ---------------------
                                                  1998       1997
                                               ---------- ----------
                                                    In millions
        Electric utility (a) .................  $  6,371   $ 6,068
        Natural gas transmission .............     2,585     2,459
        Other ................................     1,297     1,185
                                                --------   -------
         Total Accumulated Depreciation ......  $ 10,253   $ 9,712
                                                ========   =======

          ---------
         (a) Includes amortization of nuclear fuel: 1998 -- $325 million; 1997 -- $370 million.

     On July, 1, 1998, a subsidiary of Duke Energy purchased three electric generating stations in California for $501 million from Pacific Gas & Electric Company. These stations have a combined capacity of 2,645 megawatts. Two of the three plants, Moss Landing and Oakland, are subject to the terms of RMR Agreements with the California ISO. The cost of these facilities is included within "Other property and equipment" above.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 10. DEBT AND CREDIT FACILITIES
     Long-term Debt

                                                                                                     December 31,
                                                                                                -----------------------
                                                                                     Year Due       1998        1997
                                                                                  ------------- ----------- -----------
                                                                                                      In millions
 Duke Energy (a)
 First and refunding mortgage bonds:
   5.76% - 8% ...................................................................     1999        $   425     $   425
   7% ...........................................................................     2000            200         200
   5 7/8% - 7.41% ............................................................... 2001 - 2004         500         600
   6 3/8% - 7% .................................................................. 2005 - 2008         125         325
   6 3/4% - 8.30% ............................................................... 2023 - 2025         678         878
   7% - 8.95% ................................................................... 2027 - 2033         165         165
   Mortgage bonds matured during 1998 ...........................................                      --          50
 Pollution control bonds, 3.85% -- 7.75% ........................................ 2012 - 2017         172         172
 Notes:
   6.9% - 9.21% ................................................................. 2011 - 2016          65          --
   6% ...........................................................................     2028            300          --
 Commercial paper, 5.28% and 5.9% weighted-average rate at December 31, 1998
   and 1997, respectively .......................................................                   1,200         800
 Other debt .....................................................................                      23          26
 Duke Capital Corporation
 Senior Notes:
   6 1/4% .......................................................................     2005            250          --
   6 3/4% .......................................................................     2018            150          --
 Commercial paper, 5.73% and 6.03% weighted-average rate at December 31, 1998
   and 1997, respectively .......................................................                     500         800
 Other debt .....................................................................                      24          --
 PanEnergy
 Bonds:
   7 3/4% .......................................................................     2022            328         328
   8 5/8% Debentures ............................................................     2025            100         100
 Notes:
   9.55% -  9.9%, maturing serially ............................................. 1998 - 2003          59          73
   7% - 8 5/8% .................................................................. 1999 - 2006         450         450
 TETCO
 Notes:
 8% - 10 3/8% ................................................................... 2000 - 2004         500         500
   Medium term, Series A, 7.64 - 9.07% .......................................... 1999 - 2012         100         100
 Algonquin Gas Transmission Company
 9.13% Notes ....................................................................     2003            100         100
 Panhandle Eastern Pipe Line Company (PEPL)
 7 7/8% Note ....................................................................     2004            100         100
 7.2% - 7.95% Debentures ........................................................ 2023 - 2024         200         200
 Crescent Resources, Inc. (b)
 Construction and mortgage loans, 5.21% - 7.10% ................................. 1998 - 2011          69         117
 Revolving credit facilities, 5.98% and 6.30% weighted-average rate at
   December 31, 1998 and 1997, respectively .....................................     2001            100          77
 Global Asset Development
   5.2% - 18% Notes ............................................................. 1999 - 2004         111          --
 Other debt of subsidiaries .....................................................                      13          67
 Unamortized debt discount and premium, net .....................................                     (48)        (46)
                                                                                                  -------     -------
 Total long-term debt ...........................................................                   6,959       6,607
 Current maturities of long-term debt ...........................................                    (687)        (77)
                                                                                                  -------     -------
 Total long-term portion ........................................................                 $ 6,272     $ 6,530
                                                                                                  =======     =======

     ---------
     (a) Substantially all of Duke Energy's electric plant was mortgaged.

     (b) Substantial amounts of Crescent Resources' real estate development projects, land and buildings were pledged as collateral.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 10. DEBT AND CREDIT FACILITIES -- Continued

     The annual maturities of consolidated long-term debt at December 31, 1998 were $687 million, $413 million, $388 million, $133 million and $526 million for 1999 through 2003, respectively. Such payments exclude $1,853 million of long-term debt that matures after 2003 which have call options whereby Duke Energy has the option to repay the debt early. Based on the years in which Duke Energy may first exercise their redemption options, $820 million could potentially be repaid in 1999, $178 million in 2000, $328 million in 2002, $427 million in 2003 and $100 million thereafter.


     Credit Facilities



                                                               December 31,
                                           ----------------------------------------------------
                                                      1998                      1997
                                           -------------------------- -------------------------
                                              Credit                     Credit
                                            Facilities   Outstanding   Facilities   Outstanding
                                           ------------ ------------- ------------ ------------
                                                               In millions
  Annually renewable facilities ..........    $    --       $  --        $    54       $ 16
  364-day facilities (a) .................        600          --            300         --
  Two-year revolving facilities (b) ......         --          --             40         --
  Four-year revolving facilities .........        125         100            125         77
  Five-year revolving facilities (a) .....      2,200          --          2,200         --
                                              -------       -----        -------       ----
   Total Consolidated ....................    $ 2,925       $ 100        $ 2,719       $ 93
                                              =======       =====        =======       ====

     ---------
     (a) Supported commercial paper facilities.

     (b) Supported pollution control bonds.


     Notes Payable and Commercial Paper



                                                        December 31,
                                                   -----------------------
                                                       1998        1997
                                                   ----------- -----------
                                                         In millions
    Credit facilities outstanding ................  $    100    $     93
    Note payable .................................         4           4
    Commercial paper outstanding .................     1,905       1,750
                                                    --------    --------
                                                       2,009       1,847
    Less portion classified as long-term .........
     Credit facilities ...........................      (100)        (77)
     Commercial paper ............................    (1,700)     (1,600)
                                                    --------    --------
    Portion classified as short-term .............  $    209    $    170
                                                    ========    ========

     The weighted average interest rate on outstanding short-term notes payable and commercial paper at December 31, 1998 and 1997 was 5.23% and 6.04%, respectively.


NOTE 11. NUCLEAR DECOMMISSIONING COSTS

     Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.3 billion stated in 1994 dollars based on decommissioning studies completed in 1994. This amount includes Duke Energy's 12.5% ownership in the Catawba Nuclear Station. The other joint owners of Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of Duke Energy's nuclear stations. Such estimates presume each unit will be decommissioned as soon as possible following the end of its license life. Although subject to extension, the current operating licenses for Duke Energy's nuclear units expire as follows: Oconee 1 and 2 - 2013, Oconee 3 - 2014; McGuire 1 - 2021, McGuire 2 - 2023; and Catawba 1 - 2024, Catawba 2 - 2026.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 11. NUCLEAR DECOMMISSIONING COSTS -- Continued

     During 1998 and 1997, Duke Energy expensed approximately $57 million which was contributed to the external funds for decommissioning costs and accrued an additional $6 million and $3 million to the internal reserve in 1998 and 1997, respectively. Nuclear units are depreciated at an annual rate of 4.7%, of which 1.61% is for decommissioning. The balance of the external funds as of December 31, 1998 and 1997, was $580 million and $471 million, respectively. The balance of the internal reserve as of December 31, 1998 and 1997, was $217 million and $211 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization. Management believes that the decommissioning costs being recovered through rates, when coupled with assumed after-tax fund earnings of 5.5% to 5.9%, are currently sufficient to provide for the cost of decommissioning.

     A provision in the Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the Department of Energy's (DOE) uranium enrichment plants. Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. The annual assessment is recorded in the Consolidated Statements of Income as Fuel Used in Electric Generation. Duke Energy paid $10 million during 1998 and has paid $65 million cumulatively related to its ownership interests in nuclear plants. The remaining liability and regulatory asset of $79 million and $87 million at December 31, 1998 and 1997, respectively, is reflected in the Consolidated Balance Sheets as Deferred Credits and Other Liabilities and Regulatory Assets and Deferred Debits, respectively.

     Spent Nuclear Fuel. Under provisions of the Nuclear Waste Policy Act of 1982, Duke Energy has entered into contracts with the DOE for the disposal of spent nuclear fuel. The DOE failed to begin accepting the spent nuclear fuel on January 31, 1998, the date provided by the Nuclear Waste Policy Act and by Duke Energy's contract with the DOE. On June 8, 1998, Duke Energy filed with the United States Court of Federal Claims a claim against the DOE for damages in excess of $1 billion arising out of the DOE's failure to begin accepting commercial spent nuclear fuel by January 31, 1998. Damages claimed in the suit are intended to recover costs that Duke Energy is incurring and will continue to incur as a result of the DOE's partial material breach of its contract with Duke Energy, including costs associated with securing additional spent fuel storage capacity. Duke Energy will continue to safely manage its spent nuclear fuel until the DOE accepts it. Payments made to the DOE for disposal costs are based on nuclear output and are included in the Consolidated Statements of Income as Fuel Used in Electric Generation.


NOTE 12. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN SUBORDINATED NOTES OF DUKE ENERGY OR SUBSIDIARIES

     Duke Energy and Duke Capital Corporation (Duke Capital) have each formed business trusts for which they own all the respective common securities. The trusts issue and sell preferred securities and invest the gross proceeds in assets of the trusts. Substantially all the assets of each trust are junior subordinated notes issued by the respective company.


     Trust Preferred Securities



                                                  December 31,
                                                -----------------
Issued                                   Rate     1998     1997    Junior Subordinated Notes
------------------------------------- --------- -------- -------- --------------------------
                                                   In millions
  Duke Energy
   1997 .............................     7.2%   $ 350    $ 350      7.2% Series A due 2037
  Duke Capital
   1998 .............................   7 3/8%     250       --    7 3/8% Series A due 2038
   1998 .............................   7 3/8%     350       --    7 3/8% Series B due 2038
  Unamortized debt discount .........              (31)     (11)
                                                 -----    -----
                                                 $ 919    $ 339
                                                 =====    =====

     These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Payment of distributions on these preferred securities is guaranteed by the respective company, but only to the extent the trusts have funds legally and immediately available to make such distributions. Dividends of $44 million and $15 million related to the trust preferred securities have been included in the Consolidated Statements of Income as Minority Interests for the years ended December 31, 1998 and 1997, respectively.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 13. PREFERRED AND PREFERENCE STOCK
      Authorized Shares of Stock as of December 31, 1998 and 1997



                                                 Shares
                                  Par Value   (in millions)
                                 ----------- --------------
     Preferred Stock ...........    $ 100          12.5
     Preferred Stock A .........    $  25          10.0
     Preference Stock ..........    $ 100           1.5

     As of December 31, 1998 and 1997, there were no shares of preference stock outstanding.


      Preferred Stock with Sinking Fund Requirements



                                                                        December 31,
                                                  Shares Outstanding  ----------------
Rate/Series                        Year Issued   at December 31, 1998   1998     1997
--------------------------------- ------------- --------------------- -------- -------
                                                                         Dollars in
                                                                          millions
     5.95% B (Preferred Stock A)      1992             800,000         $  20    $  20
     6.10% C (Preferred Stock A)      1992             800,000            20       20
     6.20% D (Preferred Stock A)      1992             800,000            20       20
     6.20% T ....................     1992             130,000            13       13
     6.30% U ....................     1992             130,000            13       13
     6.40% V ....................     1992             130,000            13       13
     6.75% X ....................     1993             250,000            25       50
                                                                       -----    -----
       Total ....................                                      $ 124    $ 149
                                                                       =====    =====

     The annual sinking fund requirements for 1999 through 2003 are $20 million, $33 million, $33 million, $13 million and $1 million, respectively. Some additional redemptions are permitted at Duke Energy's option.


      Preferred Stock without Sinking Fund Requirements



                                                                          December 31,
                                                    Shares Outstanding  ----------------
Rate/Series                          Year Issued   at December 31, 1998   1998     1997
----------------------------------- ------------- --------------------- -------- -------
                                                                           Dollars in
                                                                            millions
     4.50% C ......................     1964              175,000        $  18    $  35
     7.85% S ......................     1992              300,000           30       60
     7.00% W ......................     1993              249,989           25       50
     7.04% Y ......................     1993              299,995           30       60
     6.375% (Preferred Stock A) ...     1993            1,257,185           31       60
     Auction Series A .............     1990              750,000           75       75
                                                                         -----    -----
      Total .......................                                      $ 209    $ 340
                                                                         =====    =====

     The call provisions for the outstanding preferred stock specify various redemption prices not exceeding 104% of par value, plus accumulated dividends to the redemption date.

     During December 1997, Duke Energy redeemed approximately three million shares of preferred stock for $203 million. During February 1998, Duke Energy purchased approximately two million shares of its preferred stock for $180 million. The premiums related to these redemptions were included in the Consolidated Statements of Income as Dividends and Premiums on Redemptions of Preferred and Preference Stock for 1997.


NOTE 14. COMMITMENTS AND CONTINGENCIES

     Future Construction Costs. Duke Energy plans to maintain its regulated electric operations facilities in the Carolinas and pursue business expansion as opportunities arise. Projected 1999 capital and investment expenditures for Electric Operations, including allowance for funds used during construction, are approximately $900 million. These projections include

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 14. COMMITMENTS AND CONTINGENCIES -- Continued

expenditures for existing plants, including refurbishment and upgrades related to the Oconee Nuclear Station's application for a 20-year renewal of its operating license. The license renewal process could take three to five years to complete. All projections are subject to periodic review and revisions. Actual expenditures incurred may vary from such estimates due to various factors, including industry restructuring, weather, economic growth, regulatory constraints and environmental regulation.

     Projected 1999 capital and investment expenditures for Natural Gas Transmission, including allowance for funds used during construction, are approximately $400 million and do not include projections related to the Midwest Pipelines which are expected to be sold in early 1999. These projections include the completion of the Maritimes & Northeast Pipeline project, which will deliver natural gas to markets in the Canadian Maritimes provinces and the northeastern United States from a supply basin offshore Nova Scotia. These projections also include other market expansion projects and costs relating to existing assets.

     Duke Energy plans to continue to significantly grow several of its business segments: Field Services, Global Asset Development, Trading and Marketing and Other Energy Services. Expansion opportunities for Field Services include the planned $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business of Union Pacific Resources along with its natural gas and NGL marketing activities. The transaction is expected to close in the first half of 1999 and is contingent upon completion of due diligence and receipt of clearances under the Hart-Scott-Rodino Act.

     Expansion opportunities for Global Asset Development's international division, Duke Energy International, include the $315 million purchase of power generation and transmission assets in western Australia and New Zealand, including an ownership interest in a pipeline in western Australia. This acquisition also includes a development proposal for a cogeneration plant and a portfolio of international and Australian-based projects. This transaction closed on January 22, 1999.

     Also, Duke Energy International recently purchased the rights to develop and operate the 500-mile Eastern Gas Pipeline project in eastern Australia. Construction of this $270 million pipeline project is scheduled to begin in July 1999 and completion is expected by the middle of 2000.

     Expansion opportunities for Global Asset Development's domestic division, Duke Energy Power Services, include the continuation of greenfield projects, such as the Bridgeport Energy project and Maine Independence Station, as well as the Hidalgo project, a 510-megawatt power plant to be built in south Texas, which is targeted to begin producing power in mid-2000. Other similar initiatives in 1999 for both Duke Energy International and Duke Energy Power Services will likely require significant capital and investment expenditures, which will be subject to periodic review and revision and may vary significantly depending on the value-added opportunities presented.

     Projected 1999 capital and investment expenditures for Trading and Marketing, Other Energy Services and Real Estate Operations are approximately $30 million, $90 million and $300 million, respectively. These projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on acquisition opportunities, market volatility, economic trends and the value-added opportunities presented.

     Nuclear Insurance. Duke Energy owns and operates the McGuire and Oconee Nuclear Stations with two and three nuclear reactors, respectively, and operates and has a partial ownership interest in the Catawba Nuclear Station with two nuclear reactors. Nuclear insurance coverage is maintained in three program areas: liability coverage; property, decontamination and decommissioning coverage; and business interruption and/or extra expense coverage. Certain expenses associated with nuclear insurance premiums paid by Duke Energy are reimbursed by the other joint owners of the Catawba Nuclear Station.

     Pursuant to the Price-Anderson Act, Duke Energy is required to insure against public liability claims resulting from nuclear incidents to the full limit of liability of approximately $9.8 billion.

     Primary Liability Insurance. The maximum required private primary liability insurance of $200 million has been purchased along with a like amount to cover certain worker tort claims.

     Excess Liability Insurance. This policy currently provides approximately $9.6 billion of coverage through the Price-Anderson Act's mandatory industry-wide excess secondary insurance program of risk pooling. The $9.6 billion of coverage is the sum of the current potential cumulative retrospective premium assessments of $88 million per licensed commercial

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 14. COMMITMENTS AND CONTINGENCIES -- Continued

nuclear reactor. This $9.6 billion will be increased by $88 million as each additional commercial nuclear reactor is licensed, or reduced by $88 million for certain nuclear reactors that are no longer operational and may be exempted from the risk pooling insurance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the nation. If such an incident occurs and public liability damages exceed primary insurances, licensees may be assessed up to $88 million for each of their licensed reactors, payable at a rate not to exceed $10 million a year per licensed reactor for each incident. The $88 million amount is subject to indexing for inflation and may be subject to state premium taxes.

     Duke Energy is a member of Nuclear Electric Insurance Limited (NEIL), which provides property and business interruption insurance coverages for Duke Energy's nuclear facilities under the following three policy programs:

     Primary Property Insurance. This policy provides $500 million in primary property damage coverage for each of Duke Energy's nuclear facilities.

     Excess Property Insurance. This policy provides excess property, decontamination and decommissioning liability insurance in the following amounts: $2.25 billion for the Catawba Nuclear Station and $1.5 billion each for the Oconee and McGuire Nuclear Stations.

     Business Interruption Insurance. This policy provides business interruption and/or extra expense coverage resulting from an accidental outage of a nuclear unit. Each unit of the McGuire and Catawba Nuclear Stations is insured for up to approximately $4 million per week and the Oconee Nuclear Station units are insured for up to approximately $3 million per week. Coverage amounts per unit decline if more than one unit is involved in an accidental outage. Initial coverage begins after a 17-week deductible period and continues at 100% for 52 weeks and 80% for the next 104 weeks.

     If NEIL's losses ever exceed its reserves for any of the above three programs, Duke Energy will be liable for assessments of up to five times its annual premiums. The current potential maximum assessments are as follows:
Primary Property Insurance - $23 million; Excess Property Insurance - $23 million; Business Interruption Insurance - $20 million.

     The other joint owners of the Catawba Nuclear Station are obligated to assume their pro rata share of any liabilities for retrospective premiums and other premium assessments resulting from the Price-Anderson Act's excess secondary insurance program of risk pooling or the NEIL policies.

     Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

     TETCO is currently conducting PCB (polychlorinated biphenyl) assessment and clean-up programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree. The programs include on- and off-site assessment, installation of on-site source control equipment and groundwater monitoring wells and on- and off-site clean-up work. TETCO completed the soil clean-up programs during 1998, subject to regulatory approval. Groundwater monitoring activities will continue at several sites beyond 1999.

     In 1987, the Commonwealth of Kentucky instituted a suit in state court against TETCO, alleging improper disposal of PCBs at TETCO's three compressor station sites in Kentucky. This suit is still pending. In 1996, TETCO completed clean-up of these sites under the U.S. Consent Decree.

     Duke Energy has also identified environmental contamination at certain sites on the PEPL and Trunkline Gas Company (Trunkline) systems and has undertaken clean-up programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. Duke Energy has communicated with the Environmental Protection Agency and appropriate state regulatory agencies on these matters. Under the terms of the agreement with CMS Energy Corporation discussed in Other Commitments and Contingencies below, Duke Energy is obligated to complete the PEPL and Trunkline clean-up programs at certain agreed-upon sites. These clean-up programs are expected to continue until 2001.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 14. COMMITMENTS AND CONTINGENCIES -- Continued

     At December 31, 1998 and 1997, remaining estimated clean-up costs on the TETCO, PEPL and Trunkline systems have been accrued and are included in the Consolidated Balance Sheets as Other Current Liabilities and Environmental Clean-up Liabilities. These cost estimates represent gross clean-up costs expected to be incurred, have not been discounted or reduced by customer recoveries and generally do not include fines, penalties or third-party claims. Costs to be recovered from customers are included in the Consolidated Balance Sheets as of December 31, 1998 and 1997, as Environmental Clean-up Costs.

     The federal and state clean-up programs are not expected to interrupt or diminish Duke Energy's ability to deliver natural gas to customers. Based on experience to date and costs incurred for clean-up operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

     Litigation. On April 25, 1997, a group of affiliated plaintiffs that own and/or operate various pipeline and marketing companies and partnerships primarily in Kansas filed suit against PEPL, a subsidiary of Duke Energy, in the U.S. District Court for the Western District of Missouri. The plaintiffs allege that PEPL has engaged in unlawful and anti-competitive conduct with regard to requests for interconnects with the PEPL system for service to the Kansas City area. Asserting that PEPL has violated the antitrust laws and tortiously interfered with the plaintiffs' business expectancies, the plaintiffs seek compensatory and punitive damages. Under the terms of the agreement with CMS Energy Corporation discussed in Other Commitments and Contingencies below, Duke Energy is retaining any liability associated with this suit. Based on information currently available to Duke Energy, management believes that the resolution of this matter will not have a material adverse effect on consolidated results of operations or financial position.

     Duke Energy and its subsidiaries are also involved in other legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, Duke Energy has made accruals in accordance with SFAS No. 5, "Accounting for Contingencies," in order to provide for such matters. Management believes that the final disposition of these proceedings will not have a material adverse effect on consolidated results of operations or financial position.

     Other Commitments and Contingencies. In January 1998, Duke Energy acquired a 9.8% ownership in Alliance Pipeline. This pipeline is designed to transport natural gas from western Canada to the Chicago-area market center for distribution throughout North America. The pipeline is scheduled to begin commercial operation in late 2000. In addition to buying an ownership interest in the pipeline project, Duke Energy has a contractual commitment for 67.25 million cubic feet per day of capacity on the line over 15 years for an estimated total of $315 million.

     Periodically, Duke Energy may become involved in contractual disputes with natural gas transmission customers involving potential or threatened abrogation of contracts by the customers. If the customers are successful, Duke Energy may not receive the full value of anticipated benefits under the contracts.

     In the normal course of business, certain of Duke Energy's subsidiaries and affiliates enter into various contracts for energy services which contain certain schedule and performance requirements. Risk management techniques are used to mitigate their exposure associated with such contracts. Certain subsidiaries of Duke Energy have guaranteed performance under some of these contracts. In addition, certain subsidiaries of Duke Energy have guaranteed debt agreements of affiliates and have provided surety bonds and letters of credit.

     Management believes that these commitments and contingencies will not have a material adverse effect on consolidated results of operations or financial position.

     Duke Energy, through its wholly owned subsidiaries, PanEnergy and TEC, entered into an agreement to sell PEPL, Trunkline and additional storage related to those systems (collectively, the PEPL Companies), which substantially comprise the Midwest Pipelines, along with Trunkline LNG Company (Trunkline LNG), to CMS Energy Corporation (CMSEnergy). The sales price of $2.2 billion involves cash proceeds of $1.9 billion and the assumption of existing PEPL debt of approximately $300 million. Management believes that the retention of certain assets and liabilities, such as the Houston office

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 14. COMMITMENTS AND CONTINGENCIES -- Continued

building, certain environmental, legal and tax liabilities, and substantially all intercompany balances, will not have a material adverse effect on consolidated results of operations or financial position. The sale will result in an after-tax gain of approximately $700 million and is contingent upon receipt of clearances under the Hart-Scott-Rodino Act. Closing is expected in early 1999.

     Total assets of the PEPL Companies and Trunkline LNG were $1.2 billion at December 31, 1998.


     Combined 1998 Operating Results of the PEPL Companies and Trunkline LNG (a)



                                                       In millions
                                                      ------------
      Operating Revenues ............................     $482
      Operating Expenses ............................      278
      Other Income, Net .............................       10
                                                          ----
        Earnings Before Interest and Taxes ..........     $214
                                                          ====

       ---------
       (a) Excludes intercompany building rental revenue, allocated corporate expenses, building depreciation and certain other costs to be retained by Duke Energy.

     Leases. Duke Energy utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $80 million, $92 million, and $84 million in 1998, 1997, and 1996, respectively. Future minimum rental payments under Duke Energy's various operating leases for the years 1999 through 2003 are $85 million, $76 million, $65 million, $41 million, and $33 million, respectively.


NOTE 15. COMMON STOCK

     The Board of Directors authorized Duke Energy to repurchase up to $1 billion of its common stock during the period beginning February 1996 and ending February 2001. As a result of the merger, shares repurchased between February 1996 and June 1999 were limited to 15 million shares. As of December 31, 1996, approximately three million shares had been repurchased for $159 million. No repurchases of common stock were made in 1997 or 1998, and none are anticipated in the future.


NOTE 16. STOCK-BASED COMPENSATION

     Under Duke Energy's 1998 Stock Incentive Plan, stock options for up to fifteen million shares of common stock may be granted to key employees. Under the plan, the exercise price of each option granted equals the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum exercise term of ten years.

     Effective with the merger, each share of PanEnergy common stock, outstanding immediately prior to the merger, was converted into the right to receive 1.0444 shares of Duke Energy common stock. Each option to purchase PanEnergy common stock, outstanding prior to the merger, was assumed by Duke Energy and became exercisable upon the same terms as under the applicable PanEnergy stock option plan and option agreement, except that these options became options to purchase shares of Duke Energy common stock, appropriately adjusted.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 16. STOCK-BASED COMPENSATION -- Continued

      Stock Option Grants



                                                                    Weighted
                                                    Options         Average
                                                (in thousands)   Exercise Price
                                               ---------------- ---------------
     Outstanding at December 31, 1995 ........      3,559             $ 18
       Granted ...............................        498               28
       Exercised .............................       (712)              16
       Forfeited .............................        (71)              22
                                                    -----
     Outstanding at December 31, 1996 ........      3,274               20
       Granted ...............................        388               44
       Exercised .............................       (873)              19
       Forfeited .............................        (60)              27
                                                    -----
     Outstanding at December 31, 1997 ........      2,729               24
       Granted ...............................      3,548               57
       Exercised .............................       (948)              21
       Forfeited .............................       (868)              57
                                                    -----
     Outstanding at December 31, 1998 ........      4,461               45
                                                    =====

      Stock Options at December 31, 1998



                                      Outstanding                        Exercisable
                       ------------------------------------------ --------------------------
                                           Weighted     Weighted                    Weighted
Range of                                    Average      Average                    Average
Exercise                    Number         Remaining    Exercise       Number       Exercise
Prices                  (in thousands)   Life (Years)     Price    (in thousands)    Price
---------------------- ---------------- -------------- ---------- ---------------- ---------
  $10 to $14 .........          57           2.3           $12             57         $12
  $15 to $20 .........         637           4.9            18            637          18
  $21 to $25 .........         556           4.9            21            556          21
  $26 to $31 .........         199           7.1            27            199          27
  $42 to $50 .........         240           8.1            44             87          44
  $55 to $60 .........       2,709           9.2            57             --          --
  $66 to $67 .........          63           9.7            67              7          67
                             -----                                      -----
  Total ..............       4,461                                      1,543          22
                             =====                                      =====

     Duke Energy had two million options exercisable at both December 31, 1997 and 1996, with weighted average exercise prices of $21 and $19 per option, respectively.

     The weighted-average fair value of options granted was $9, $10 and $9 per option during 1998, 1997 and 1996, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.


     Weighted-Average Assumptions for Option-Pricing



                                                   1998      1997      1996
                                                --------- --------- ---------
     Stock dividend yield .....................  4.2%      3.5%      2.6%
     Expected stock price volatility .......... 15.1%     20.7%     26.0%
     Risk-free interest rates .................  5.6%      6.5%      5.7%
     Expected option lives .................... 7 years   7 years   7 years

     Had compensation expense for stock-based compensation been determined based on the fair value at the grant dates, 1998 net income would have been $1,250 million, or $3.40 per basic share; 1997 net income would have been $971 million, or $2.50 per basic share; and 1996 net income would have been $1,074 million, or $2.85 per basic share.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 17. EMPLOYEE BENEFIT PLANS
     Retirement Plans. Duke Energy and its subsidiaries have maintained multiple non-contributory defined benefit retirement plans covering most employees with minimum service requirements. Effective January 1, 1997, the Duke Power retirement plan was amended to base a plan participant's benefit on a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon a percentage, which may vary with age and years of service, of current eligible earnings and current interest credits. Prior to January 1, 1997, the Duke Power retirement plan benefits were based on an age-related formula which took into account the participant's years of benefit accrual service and highest average eligible earnings.

     Through December 31, 1998, the PanEnergy plan provided retirement benefits
(i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) for eligible employees of certain other subsidiaries under a cash balance formula. In 1998, a significant amount of lump sum payouts was made from the PanEnergy plan resulting in a settlement gain of $10 million. Effective January 1, 1999, the benefit formula under the PanEnergy plan, for all eligible employees, was changed to a cash balance formula.

     In connection with the expected 1999 sale of the Midwest Pipelines to CMS Energy, benefit accruals under the PanEnergy plan were frozen on December 31, 1998, for all participants who, as a result of the sale, will become employees of CMS Energy and its subsidiaries. Once the transfer of benefit obligation and related assets of the affected participants to CMS Energy is completed, the PanEnergy plan will be merged into the Duke Energy Plan.

     On December 31, 1998, all defined benefit retirement plans maintained by Duke Energy, except for the PanEnergy plan, were merged to form the Duke Energy Retirement Cash Balance Plan (Duke Energy Plan). The plan merger changed the benefit for certain participants, from a formula based primarily on benefit accrual service and highest average earnings, to a cash balance formula.

     Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. On December 30, 1997, assets and related liabilities of $236 million and $204 million, respectively, for certain PanEnergy plan participants were transferred to the Duke Power plan. As a result of this transfer, no contributions to the Duke Power plan were necessary in 1998 or 1997.

     In 1998, Duke Energy adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which required the restatement of prior year data. This restatement did not change the net periodic expense or the funded status of the retirement or postretirement benefit plans.


         Components of Net Periodic Pension Costs



                                                          For the Years Ended December 31,
                                                         -----------------------------------
                                                             1998        1997        1996
                                                         ----------- ----------- -----------
                                                                     In millions
       Service cost benefit earned during the year .....   $  63       $  62       $  63
       Interest cost on projected benefit obligation ...     169         164         153
       Expected return on plan assets ..................    (218)       (209)       (192)
       Amortization of prior service cost ..............      (4)         (5)         (2)
       Amortization of net transition asset ............      (4)         (4)         (5)
       Recognized net actuarial loss ...................      10          17          13
       Settlement gain .................................     (10)         --          --
                                                           -------     -------     -------
         Net periodic pension costs ....................   $   6       $  25       $  30
                                                           =======     =======     =======

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 17. EMPLOYEE BENEFIT PLANS -- Continued

             Reconciliation of Funded Status to Pre-funded Pension Costs



                                                                     December 31,
                                                               ----------------------
                                                                   1998       1997
                                                               ----------- ----------
                                                                    In millions
           Change in Benefit Obligation
           Benefit obligation at beginning of year .......       $ 2,372    $ 2,126
           Service cost ..................................            63         62
           Interest cost .................................           169        164
           Plan amendment ................................             5         11
           Actuarial loss ................................           141        179
           Special termination benefit ...................            --          2
           Benefits paid .................................          (210)      (172)
                                                                 -------    -------
            Benefit obligation at end of year ............       $ 2,540    $ 2,372
                                                                 =======    =======
           Change in Plan Assets
           Fair value of plan assets at beginning of year (a)    $ 2,725    $ 2,445
           Actual return on plan assets ..................           406        451
           Employer contributions ........................             1          1
           Benefits paid .................................          (210)      (172)
                                                                 -------    -------
            Fair value of plan assets at end of year (a) .       $ 2,922    $ 2,725
                                                                 =======    =======

           Funded status .................................       $   382    $   353
           Unrecognized net experience loss ..............             2         81
           Unrecognized prior service cost reduction .....           (27)       (65)
           Unrecognized net transition asset .............           (25)       (32)
                                                                 -------    -------
            Pre-funded pension costs .....................       $   332    $   337
                                                                 =======    =======

             ---------
             (a) Principally equity and fixed income securities.


            Assumptions Used for Pension Benefits Accounting (a)



                                                                  1998      1997      1996
                                                               --------- --------- ---------
                                                                          Percent
          Discount rate .....................................  6.75      7.25      7.50
          Salary increase ...................................  4.67      4.15      4.80
          Expected long-term rate of return on plan assets...  9.25      9.25      9.18

            ---------
             (a) Reflects weighted averages across all plans.

     Duke Energy also sponsors employee savings plans which cover substantially all employees. Employer matching contributions of $53 million, $53 million and $35 million were expensed in 1998, 1997 and 1996, respectively.

     Other Postretirement Benefits. Duke Energy and most of its subsidiaries provide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 17. EMPLOYEE BENEFIT PLANS -- Continued

     Such benefit costs are accrued over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

     Duke Energy is using an investment account under section 401(h) of the Internal Revenue Code, a retired lives reserve (RLR) and multiple voluntary employees' beneficiary association (VEBA) trusts under section 501(c)(9) of the Internal Revenue Code to partially fund postretirement benefits. The 401(h) vehicle, which provides for tax deductions for contributions and tax-free accumulation of investment income, partially funds postretirement health care benefits. The RLR, which has tax attributes similar to 401(h) funding, partially funds postretirement life insurance obligations. Certain subsidiaries use the VEBA trusts to partially fund accrued postretirement health care benefits and fund postretirement life insurance obligations.


         Components of Net Periodic Postretirement Benefit Costs



                                                                                   For the Years
                                                                                 Ended December 31,
                                                                            ----------------------------
                                                                              1998      1997      1996
                                                                            -------- ---------- --------
                                                                                    In millions
       Service cost benefit earned during the year ........................  $  10     $ 10      $   8
       Interest cost on accumulated postretirement benefit obligation .....     43       46         44
       Expected return on plan assets .....................................    (18)     (19)       (16)
       Amortization of prior service cost .................................      7        6          1
       Amortization of net transition obligation ..........................     16       16         18
       Recognized net actuarial loss (gain) ...............................      1       (1)        --
                                                                             -----     -------   -----
       Net periodic postretirement benefit costs ..........................  $  59     $ 58      $  55
                                                                             =====     ======    =====

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 17. EMPLOYEE BENEFIT PLANS -- Continued

        Reconciliation of Funded Status to Accrued Postretirement Benefit Costs




                                                                                      December 31,
                                                                                ------------------------
                                                                                     1998        1997
                                                                                ------------- ----------
                                                                                      In millions
       Change in Benefit Obligation
       Accumulated postretirement benefit obligation at beginning of year .....        $7       $  642
       Service cost ...........................................................        10           10
       Interest cost ..........................................................        43           46
       Plan participants' contributions .......................................         6            6
       Amendments .............................................................       (49)           4
       Actuarial (gain) loss ..................................................        (6)           4
       Benefits paid ..........................................................       (46)         (45)
                                                                                   --------     ------
       Accumulated postretirement benefit obligation at end of year ...........    $  625       $  667
                                                                                   ========     ======
       Change in Plan Assets
       Fair value of plan assets at beginning of year (a) .....................    $  266       $  225
       Actual return on plan assets ...........................................        34           45
       Employer contributions .................................................        45           40
       Plan participants' contributions .......................................         6            1
       Benefits paid ..........................................................       (46)         (45)
                                                                                   --------     ------
       Fair market value of plan assets at end of year (a) ....................    $  305       $  266
                                                                                   --------     ------
       Funded status ..........................................................    $ (320)      $ (401)
       Unrecognized prior service cost ........................................         9           64
       Unrecognized net experience (gain) loss ................................       (23)           4
       Unrecognized transition obligation .....................................       239          256
                                                                                   --------     ------
       Accrued postretirement benefit costs ...................................    $  (95)      $  (77)
                                                                                   ========     ======

        ---------
        (a) Principally equity and fixed income securities.


        Assumptions Used for Postretirement Benefits Accounting (a)



                                                              1998      1997      1996
                                                           --------- --------- ---------
                                                                      Percent
       Discount rate .....................................     6.75      7.25      7.50
       Salary increase ...................................     4.67      4.33      4.84
       Expected long-term rate of return on 401(h) assets      9.25      9.25      9.00
       Expected long-term rate of return on RLR assets ...     6.75      6.75      6.50
       Expected long-term rate of return on VEBA assets ..     9.25      9.25      9.50
       Assumed tax rate (b) ..............................    39.60     39.60     39.60

        ---------
       (a) Reflects weighted averages across all plans.

       (b) Health care portion of postretirement benefits in VEBA trusts.

     For measurement purposes, a 5% weighted average rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 4.75% for 2005 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

                            DUKE ENERGY CORPORATION
            Notes to Consolidated Financial Statements  -- Continued

NOTE 17. EMPLOYEE BENEFIT PLANS -- Continued

         Sensitivity to Changes in Assumed Health Care Cost Trend Rates



                                                                     1-Percentage-   1-Percentage-
                                                                    Point Increase   Point Decrease
                                                                   ---------------- ---------------
                                                                             In millions
        Effect on total of service and interest cost components ..        $ 3            $ (2)
        Effect on postretirement benefit obligation ..............         30             (28)

NOTE 18. QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                First Quarter   Second Quarter   Third Quarter   Fourth Quarter      Total
                                               --------------- ---------------- --------------- ---------------- -------------
                                                                     In millions, except per share data
1998
Operating revenues ...........................    $  4,115         $  4,014        $  5,298         $  4,183       $  17,610
Operating income .............................         608              549             826              450           2,433
EBIT .........................................         678              582             871              516           2,647
Income before extraordinary item .............         328              279             429              224           1,260
Net income ...................................         320              279             429              224           1,252
Earnings per share (before extraordinary item)
 Basic .......................................    $   0.89         $   0.76        $   1.18         $   0.60       $    3.43
 Dilutive ....................................    $   0.89         $   0.76        $   1.17         $   0.60       $    3.42
Earnings per share
 Basic .......................................    $   0.87         $   0.76        $   1.18         $   0.60       $    3.41
 Dilutive ....................................    $   0.87         $   0.76        $   1.17         $   0.60       $    3.40
1997
Operating revenues............................    $  3,786         $  3,113        $  4,820         $  4,590       $  16,309
Operating income .............................         610              352             606              402           1,970
EBIT .........................................         644              407             632              425           2,108
Net income ...................................         312              168             309              185             974
Earnings per share
 Basic .......................................    $   0.84         $   0.43        $   0.83         $   0.41       $    2.51
 Dilutive ....................................    $   0.83         $   0.43        $   0.83         $   0.40       $    2.50

NOTE 19. SUBSEQUENT EVENT (UNAUDITED)

     On February 18, 1999, Duke Energy announced its intent to make a concurrent cash tender offer in Chilean pesos in Chile and the United States for 51% of the outstanding shares of Endesa-Chile. The estimated total cash outlay is approximately $2.1 billion based on current exchange rates. The offer will be contingent upon, among other things, certain Endesa-Chile shareholder aprovals. If all approvals are obtained, the transactions are expected to be completed during the second quarter of 1999. Endesa-Chile controls and operates 10,247 megawatts of generating capacity in Argentina, Brazil, Chile, Colombia and Peru.

                         Independent Auditors' Report


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF DUKE ENERGY CORPORATION


     We have audited the consolidated balance sheets of Duke Energy Corporation and subsidiaries (Duke Energy) as of December 31, 1998 and 1997, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998.
These financial statements are the responsibility of Duke Energy's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Duke Power Company and PanEnergy Corp, which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the statements of income, common stockholders' equity, and cash flows of PanEnergy Corp and subsidiaries for the year ended December 31, 1996, which statements reflect total operating revenues of (in millions), $7,537 for the year ended December 31, 1996. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for PanEnergy Corp and subsidiaries for 1996, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duke Energy as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Charlotte, North Carolina
February 12, 1999

                    Responsibility for Financial Statements


     The financial statements of Duke Energy Corporation (Duke Energy) are prepared by management, which is responsible for their integrity and objectivity. The statements are prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect in all material respects the substance of events and transactions which should be included. The other information in the annual report is consistent with the financial statements. In preparing these statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported.

     Duke Energy's system of internal accounting control is designed to provide reasonable assurance that assets are safeguarded and transactions are executed according to management's authorization. Internal accounting controls also provide reasonable assurance that transactions are recorded properly, so that financial statements can be prepared according to generally accepted accounting principles. In addition, accounting controls provide reasonable assurance that errors or irregularities which could be material to the financial statements are prevented or are detected by employees within a timely period as they perform their assigned functions. Duke Energy's accounting controls are continually reviewed for effectiveness. In addition, written policies, standards and procedures, and a strong internal audit program augment Duke Energy's accounting controls.

     The Board of Directors pursues its oversight role for the financial statements through the audit committee, which is composed entirely of directors who are not employees of Duke Energy. The audit committee meets with management and internal auditors periodically to review the work of each group and to monitor each group's discharge of its responsibilities. The audit committee also meets periodically with Duke Energy's independent auditors, Deloitte & Touche LLP. The independent auditors have free access to the audit committee and the Board of Directors to discuss internal accounting control, auditing and financial reporting matters without the presence of management.


/s/ JEFFREY L. BOYER
Jeffrey L. Boyer
Vice President and Corporate Controller